UNITED STATES
                        SECURITIES & EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                              (Amendment No. ___)*


                            Network Peripherals, Inc.
                                (Name of Issuer)

                          Common Stock, $0.01 par value
                         (Title of Class of Securities)

                                    64121R100
                                 (CUSIP Number)

                                 October 1, 1999
              Date of Event Which Requires Filing of this Statement


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

             |_|  Rule 13d-1(b)
             |X|  Rule 13d-1(c)
             |_|  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 64121R100                    13G
--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS

        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                 Seneca Ventures
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) |_|

                                                                         (b) |_|
--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                        New York
--------------------------------------------------------------------------------
  Number of              5       SOLE VOTING POWER
   Shares                            207,000 shares                         1.6%
Beneficially             -------------------------------------------------------
  Owned By               6        SHARED VOTING POWER
    Each                             809,000 shares                         6.4%
  Reporting              -------------------------------------------------------
   Person                7        SOLE DISPOSITIVE POWER
    With                              207,000 shares                        1.6%
                         -------------------------------------------------------
                         8        SHARED DISPOSITIVE POWER
                                     809,000 shares                         6.4%
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                1,016,000 shares

--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                             |_|
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                                            8.0%

--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                       PN

--------------------------------------------------------------------------------
                                  Page 2 of 14

CUSIP No. 64121R100                    13G
--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS

        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                              Woodland Venture Fund
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) |_|

                                                                         (b) |_|
--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                        New York
--------------------------------------------------------------------------------
  Number of              5       SOLE VOTING POWER
   Shares                            404,000 shares                         3.2%
Beneficially             -------------------------------------------------------
  Owned By               6        SHARED VOTING POWER
    Each                             612,000 shares                         4.8%
  Reporting              -------------------------------------------------------
   Person                7        SOLE DISPOSITIVE POWER
    With                             404,000 shares                         3.2%
                         -------------------------------------------------------
                         8        SHARED DISPOSITIVE POWER
                                     612,000 shares                         4.8%
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                1,016,000 shares

--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                             |_|
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                                            8.0%

--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                       PN

--------------------------------------------------------------------------------
                                  Page 3 of 14

CUSIP No. 64121R100                    13G
--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS

        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                 Seneca Ventures
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) |_|

                                                                         (b) |_|
--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                        New York
--------------------------------------------------------------------------------
  Number of              5       SOLE VOTING POWER
   Shares                            207,000 shares                         1.6%
Beneficially             -------------------------------------------------------
  Owned By               6        SHARED VOTING POWER
    Each                             809,000 shares                         6.4%
  Reporting              -------------------------------------------------------
   Person                7        SOLE DISPOSITIVE POWER
    With                              207,000 shares                        1.6%
                         -------------------------------------------------------
                         8        SHARED DISPOSITIVE POWER
                                     809,000 shares                         6.4%
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                1,016,000 shares

--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                             |_|
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                                            8.0%

--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                       PN

--------------------------------------------------------------------------------
                                  Page 2 of 14

CUSIP No. 64121R100                    13G
--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS

        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                Woodland Partners
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) |_|

                                                                         (b) |_|
--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                        New York
--------------------------------------------------------------------------------
  Number of              5       SOLE VOTING POWER
   Shares                            305,000 shares                         2.4%
Beneficially             -------------------------------------------------------
  Owned By               6        SHARED VOTING POWER
    Each                             711,000 shares                         5.6%
  Reporting              -------------------------------------------------------
   Person                7        SOLE DISPOSITIVE POWER
    With                             305,000 shares                         2.4%
                         -------------------------------------------------------
                         8        SHARED DISPOSITIVE POWER
                                     711,000 shares                         5.6%
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                1,016,000 shares

--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                             |_|
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                                            8.0%

--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                       PN

--------------------------------------------------------------------------------
                                  Page 4 of 14

CUSIP No. 64121R100                    13G
--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS

        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                Barry Rubenstein
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) |_|

                                                                         (b) |_|
--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                   United States
--------------------------------------------------------------------------------
  Number of              5       SOLE VOTING POWER
   Shares                            100,000 shares                         0.8%
Beneficially             -------------------------------------------------------
  Owned By               6        SHARED VOTING POWER
    Each                             916,000 shares                         7.3%
  Reporting              -------------------------------------------------------
   Person                7        SOLE DISPOSITIVE POWER
    With                             100,000 shares                         0.8%
                         -------------------------------------------------------
                         8        SHARED DISPOSITIVE POWER
                                     916,000 shares                         7.3%
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                1,016,000 shares

--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                             |_|
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                                            8.0%

--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                       IN

--------------------------------------------------------------------------------
                                  Page 5 of 14

CUSIP No. 64121R100                    13G
--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS

        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                               Marilyn Rubenstein
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) |_|

                                                                         (b) |_|
--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                   United States
--------------------------------------------------------------------------------
  Number of              5       SOLE VOTING POWER
   Shares                            0 shares                                 0%
Beneficially             -------------------------------------------------------
  Owned By               6        SHARED VOTING POWER
    Each                             1,016,000 shares                       8.0%
  Reporting              -------------------------------------------------------
   Person                7        SOLE DISPOSITIVE POWER
    With                             0 shares                                 0%
                         -------------------------------------------------------
                         8        SHARED DISPOSITIVE POWER
                                     1,016,000 shares                       8.0%
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                1,016,000 shares

--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                             |_|
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                                            8.0%

--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                       IN

--------------------------------------------------------------------------------
                                  Page 6 of 14

CUSIP No. 64121R100                    13G
--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS

        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                             Woodland Services Corp.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) |_|

                                                                         (b) |_|
--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                        New York
--------------------------------------------------------------------------------
  Number of              5       SOLE VOTING POWER
   Shares                            0 shares                                 0%
Beneficially             -------------------------------------------------------
  Owned By               6        SHARED VOTING POWER
    Each                             1,016,000 shares                       8.0%
  Reporting              -------------------------------------------------------
   Person                7        SOLE DISPOSITIVE POWER
    With                             0 shares                                 0%
                         -------------------------------------------------------
                         8        SHARED DISPOSITIVE POWER
                                     1,016,000 shares                       8.0%
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                1,016,000 shares

--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                             |_|
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                                            8.0%

--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                       CO

--------------------------------------------------------------------------------
                                  Page 7 of 14

ITEM 1.

        (a)     Network Peripherals, Inc.

        (b)     Address of Issuer's Principal Executive Offices

                1371 McCarthy Blvd.
                Milipitas, CA 95035

                Common Stock, $0.01 per share (CUSIP No. 64121R100)

                The reporting persons previously filed a Schedule 13D, including Amendments No. 1 through No. 4, with regard to the reporting persons' ownership of the Common Stock of the Issuer.

ITEM 2.

1.      (a)     Name of Person Filing:  Seneca Ventures
        (b)     Address of Principal Business Office, or, if none, Residence:
                        68 Wheatley Road
                        Brookville, New York 11545
        (c)     Citizenship: Not applicable.
        (d)     Title of Class of Securities:

                        Common Stock, $0.01 par value per share
        (e)     CUSIP Number: 64121R100

2.      (a)     Name of Person Filing:  Woodland Venture Fund
        (b)     Address of Principal Business Office, or, if none, Residence:
                        68 Wheatley Road
                        Brookville, New York 11545
        (c)     Citizenship: Not applicable.
        (d)     Title of Class of Securities:

                        Common Stock, $0.01 par value per share
        (e)     CUSIP Number: 64121R100


3.      (a)     Name of Person Filing:  Woodland Partners
        (b)     Address of Principal Business Office, or, if none, Residence:

                        68 Wheatley Road
                        Brookville, New York 11545
        (c)     Citizenship: Not applicable.
        (d)     Title of Class of Securities:
                        Common Stock, $0.01 par value per share
        (e)     CUSIP Number: 64121R100

4.      (a)     Name of Person Filing:      Barry Rubenstein
        (b)     Address of Principal Business Office, or, if none, Residence:
                        68 Wheatley Road
                        Brookville, New York 11545
        (c)     Citizenship: United States.
        (d)     Title of Class of Securities:
                        Common Stock, $0.01 par value per share.
        (e)     CUSIP Number: 64121R100

5.      (a)     Name of Person Filing:  Marilyn Rubenstein
        (b)     Address of Principal Business Office, or, if none, Residence:
                        68 Wheatley Road
                        Brookville, New York 11545
        (c)     Citizenship: United States.
        (d)     Title of Class of Securities:
                        Common Stock, $0.01 par value per share
        (e)     CUSIP Number: 64121R100

6.      (a)     Name of Person Filing:  Woodland Services Corp.
        (b)     Address of Principal Business Office, or, if none, Residence:
                        68 Wheatley Road
                        Brookville, New York 11545
        (c)     Citizenship: Not applicable.
        (d)     Title of Class of Securities:
                        Common Stock, $0.01 par value per share
        (e)     CUSIP Number: 64121R100

ITEM 3. If this statement is filed pursuant to ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person is a:

        (a)     |_| Broker or dealer registered under section 15 of the Act (15
                    U.S.C.78o)

        (b)     |_| Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                    78c).

        (c)     |_| Insurance company as defined in section 3(a)(19) of the Act
                    (15 U.S.C. 78c).

        (d)     |_| Investment company as defined in section 3(a)(19) of the Act
                    (15 U.S.C. 78c).

        (e)     |_| An investment adviser in accordance with
                    ss.240.13d-1(b)(1)(ii)(E);

        (f)     |_| An employee benefit plan or endowment fund in accordance
                    with ss.240.13d- 1(b)(1)(ii)(F);

        (g)     |_| A parent holding company or control person in accordance
                    with ss.240.13d- 1(b)(1)(ii)(G);

        (h)     |_| A savings associations as defined in Section 3(b) of the
                    Federal Deposit Insurance Act (12 U.S.C. 1813);

        (i)     |_| A church plan that is excluded from the definition of an
                    investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

        (j)     |_| Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

ITEM 4. Ownership.

1.      Seneca Ventures:

        (a)     Amount Beneficially Owned: 1,016,000(1,2,3,4,5) shares.
        (b)     Percent of Class: 8.0%
        (c)     Number of shares as to which such person has:
                (i) sole power to vote or direct the vote: 207,000(2) shares.
                (ii)    shared power to vote or direct the vote:
                        809,000(1,3,4,5) shares.
                (iii)   sole power to dispose or direct the disposition of:
                        207,000(2) shares.
                (iv)    shared power to dispose or direct the disposition of:
                        809,000(1,3,4,5) shares.

2.      Woodland Venture Fund:

        (a)     Amount Beneficially Owned: 1,016,000(1,2,3,4,5) shares.
        (b)     Percent of Class: 8.0%
        (c)     Number of shares as to which such person has:
                (i) sole power to vote or direct the vote: 404,000(3) shares.
                (ii)    shared power to vote or direct the vote:
                        612,000(1,2,4,5) shares.
                (iii)   sole power to dispose or direct the disposition of:
                        404,000(3) shares.
                (iv)    shared power to dispose or direct the disposition of:
                        612,000(1,2,4,5) shares.

3.      Woodland Partners:
        (a)     Amount Beneficially Owned: 1,016,000(1,2,3,4,5) shares.
        (b)     Percent of Class: 8.0%
        (c)     Number of shares as to which such person has:
                (i) sole power to vote or direct the vote: 305,000(4) shares.
                (ii)    shared power to vote or direct the vote:
                        711,000(1,2,3,5) shares.
                (iii)   sole power to dispose or direct the disposition of:
                        305,000(4) shares.
                (iv)    shared power to dispose or direct the disposition of:
                        711,000(1,2,3,5) shares.

4.      Barry Rubenstein:
        (a) Amount Beneficially Owned: 1,016,000(1,2,3,4,5) shares. Reporting person is a general partner of Seneca Ventures, Woodland Venture Fund and Woodland Partners, and an officer and director of Woodland Services Corp. Mr. Rubenstein is the husband of

--------
(1) The reporting person disclaims beneficial ownership of these securities except to the extent of his/her/its equity interest therein.
(2)     Includes 207,000 shares of Common Stock owned by Seneca Ventures.
(3)     Includes 404,000 shares of Common Stock owned by Woodland Venture Fund.
(4)     Includes 305,000 shares of Common Stock owned by Woodland Partners.
(5) Includes 100,000 shares of Common Stock held by the Barry Rubenstein Rollover IRA.

                Marilyn Rubenstein.
        (b)     Percent of Class:8.0%
        (c)     Number of shares as to which such person has:
                (i) sole power to vote or direct the vote: 100,000(5) shares.
                (ii)    shared power to vote or direct the vote:
                        916,000(1,2,3,4) shares.
                (iii)   sole power to dispose or direct the disposition of:
                        100,000(5) shares.
                (iv)    shared power to dispose or direct the disposition of:
                        916,000(1,2,3,4) shares.

5.      Marilyn Rubenstein:
        (a) Amount Beneficially Owned: 1,016,000(1,2,3,4,5) Reporting person is a general partner of Woodland Partners, and an officer of Woodland Services Corp. Marilyn Rubenstein is the wife of Barry Rubenstein.
        (b)     Percent of Class: 8.0%
        (c)     Number of shares as to which such person has:
                (i)     sole power to vote or direct the vote: 0 shares.
                (ii)    shared power to vote or direct the vote:
                        1,016,000(1,2,3,4,5) shares.
                (iii) sole power to dispose or direct the disposition of: 0 shares.
                (iv)    shared power to dispose or direct the disposition of:
                        1,016,000(1,2,3,4,5) shares.

6.      Woodland Services Corp.:
        (a) Amount Beneficially Owned: 1,016,000(1,2,3,4,5) shares. Reporting person is a general partner of Seneca Ventures and Woodland Venture Fund.
        (b)     Percent of Class: 8.0%
        (c)     Number of shares as to which such person has:
                (i)     sole power to vote or direct the vote: 0 shares.
                (ii)    shared power to vote or direct the vote:
                        1,016,000(1,2,3,4,5) shares.
                (iii) sole power to dispose or direct the disposition of: 0 shares.
                (iv)    shared power to dispose or direct the disposition of:
                        1,016,000(1,2,3,4,5) shares.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. |_|

Instruction: Dissolution of a group requires a response to this item.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

        Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

        Not Applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         See Exhibit A for Joint Filing Agreement.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not Applicable.

ITEM 10. CERTIFICATION.

        (b) The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(c):

                By signing below each party certifies that, to the best of his/her/its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

        After reasonable inquiry and to the best of their knowledge and belief, each of the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Date: October 8, 1999

                                       WOODLAND PARTNERS


                                       By:   /s/ Barry Rubenstein
                                             -----------------------------------
                                             Barry Rubenstein, a General Partner


                                       SENECA VENTURES


                                       By:   /s/ Barry Rubenstein
                                             -----------------------------------
                                             Barry Rubenstein, a General Partner

                                       WOODLAND VENTURE FUND


                                       By:   /s/ Barry Rubenstein
                                             -----------------------------------
                                             Barry Rubenstein, a General Partner


                                       WOODLAND SERVICES CORP.


                                       By:   /s/ Barry Rubenstein
                                             -----------------------------------
                                             Barry Rubenstein, President


                                             /s/ Barry Rubenstein
                                             -----------------------------------
                                             Barry Rubenstein


                                             /s/ Marilyn Rubenstein
                                             -----------------------------------
                                             Marilyn Rubenstein



ATTENTION:    INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL
              CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

EXHIBIT A



                             JOINT FILING AGREEMENT

        In accordance with Rule 13d-1 under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock, $0.01 par value per share, of Network Peripherals, Inc. and that this Agreement be included as an Exhibit to such joint filing.

        IN WITNESS WHEREOF, the undersigned hereby execute this Agreement effective as of the 1st day of October, 1999.

                                       WOODLAND PARTNERS


                                       By:   /s/ Barry Rubenstein
                                             -----------------------------------
                                             Barry Rubenstein, a General Partner


                                       SENECA VENTURES


                                       By:   /s/ Barry Rubenstein
                                             -----------------------------------
                                             Barry Rubenstein, a General Partner

                                       WOODLAND VENTURE FUND


                                       By:   /s/ Barry Rubenstein
                                             -----------------------------------
                                             Barry Rubenstein, a General Partner


                                       WOODLAND SERVICES CORP.


                                       By:   /s/ Barry Rubenstein
                                             -----------------------------------
                                             Barry Rubenstein, President


                                             /s/ Barry Rubenstein
                                             -----------------------------------
                                             Barry Rubenstein


                                             /s/ Marilyn Rubenstein
                                             -----------------------------------
                                             Marilyn Rubenstein